77E. Legal Proceedings

On June 1, 2004, the Attorney General of the State of New Jersey announced that it had entered into a settlement agreement with Allianz Dresdner Asset Management of America L.P. ("ADAM"), an indirect parent of the Fund's investment adviser, PEA Capital LLC ("PEA") and PA Distributors LLC ("PAD"), in connection with a complaint filed by the New Jersey Attorney General ("NJAG"). The NJAG dismissed claims against PIMCO, which had been filed as part of the same complaint. In the settlement, ADAM, PEA and PAD neither admitted nor denied the allegations or conclusions of law, but did agree to pay New Jersey a civil fine of $15 million and $3 million for investigative costs and further potential enforcement initiatives against unrelated parties. They also undertook to implement certain governance changes. The complaint relating to the settlement alleged, among other things, that ADAM, PEA and PAD had failed to disclose that they improperly allowed certain hedge funds to engage in "market timing" in various open-end investment companies ("open-end funds") advised and distributed by PA Fund Management LLC ("PAFM"), the Fund's investment adviser or their affiliates.

On September 13, 2004, the Securities and Exchange Commission (the "SEC") announced that PAFM, PEA and PAD had agreed to a settlement of charges out of the same matters that were the subject of the New Jersey Settlement. In the SEC settlement, PAFM, PEA and PAD consented to the entry of an order by the SEC and, without admitting or denying the findings contained in the order, agreed to implement certain compliance and governance changes and consented to cease-and-desist orders and censures. In addition, PAFM, PEA and PAD agreed to pay civil money penalties in the aggregate amount of $40 million respectively, and to pay disgorgement in the amount of $10 million. In connection with the settlement, the SEC has indicated that it will seek to dismiss PAFM, PEA and PAD from the related complaint it filed on May 6, 2004 in the U.S. District Court in the Southern District of New York.

On September 15, 2004, the SEC announced that PAFM, PEA and PAD had agreed to settle an SEC enforcement action in connection with charges that they violated various antifraud and other provisions of federal securities laws as a result of, among other things, their failure to disclose to the board of trustees and shareholders of various open-end funds advised or distributed by PAFM and its affiliates material facts and conflicts of interest that arose from their use of brokerage commissions on portfolio transactions to pay for so-called "shelf space" arrangements with certain broker-dealers. In the settlement, PAFM, PEA and PAD consented to the entry of an order by the SEC without admitting or denying the findings contained in the order. In connection with the settlement, PAFM, PEA and PAD agreed to undertake certain compliance and disclosure reforms and consented to cease-and-desist orders and censures. In addition, PAFM and PAD agreed to jointly pay a civil money penalty of $4,000,000, PEA agreed to pay a civil money penalty of $1,000,000 and PAFM, PEA and PAD agreed to jointly pay disgorgement of $6,602,000 based upon the amount of brokerage commissions alleged to have been paid by such open-end funds in connection with these arrangements (and related interest). In a related action, the California Attorney General announced on September 15, 2004 that it had entered an agreement with PAD in resolution of an investigation into matters that are similar to those discussed in the SEC order. The settlement agreement resolves matters described in a compliant filed contemporaneously by the California Attorney General in the Superior Court of the State of California alleging, among other things, that PAD violated certain antifraud provisions of California law by failing to disclose matters related to the shelf-space arrangements described above. In the settlement agreement, PAD did not admit to any liability but agreed to pay $5,000,000 in civil penalties and $4,000,000 in recognition of the California Attorney General's fees and costs associated with the investigation and related matters.

Since February 2004, the Fund's investment adviser and certain of its affiliates have been named as defendants in 14 lawsuits filed in U.S. District Court in the Southern District of New York, the Central District of California and the Districts of New Jersey and Connecticut. Ten of those lawsuits concern "market timing," and they have been transferred to and consolidated for pre-trial proceedings in the U.S. District Court for the District of Maryland; four of those lawsuits concern "revenue sharing" with brokers offering "shelf space" and have been consolidated into a single action in the U.S. District Court for the District of Connecticut. The lawsuits have been commenced as putative class actions on behalf of investors who purchased, held or redeemed shares of affiliated funds during specified periods or as derivative actions on behalf of the funds. The lawsuits generally relate to the same facts that are the subject of the regulatory proceedings discussed above. The lawsuits seek, among other things, unspecified compensatory damages plus interest and, in some cases, punitive damages, the rescission of investment advisory contracts, the return of fees paid under those contracts and restitution. None of the lawsuits described above name the or its directors as defendants. The Fund's investment adviser believes that other similar lawsuits may be filed in U.S. federal or state courts naming as defendants the Fund's investment adviser, ADAM, open- and closed-end funds advised or distributed by the Fund's investment adviser and its affiliates, the boards of trustees of those funds, or other affiliates as defendants.

Under Section 9(a) of the Act, if any of the various regulatory proceedings or lawsuits were to result in a court injunction against the Fund's investment adviser, ADAM and/or their affiliates, they and their affiliates would, in the absence of exemptive relief granted by the SEC, be barred from serving as an investment adviser/sub-adviser or principal underwriter for any registered investment company, including the Fund. In connection with an inquiry from the SEC concerning the status of the New Jersey settlement described above under Section 9(a), ADAM, the Fund's investment adviser and certain of their affiliates (together, the "Applicants") have sought exemptive relief from the SEC under Section 9(c) of the Act. The SEC has granted the Applicants a temporary exemption from the provisions of Section 9(a) with respect to the New Jersey settlement until the earlier of (i) September 13, 2006 and (ii) the date on which the SEC takes final action on their application for a permanent order. There is no assurance that the SEC will issue a permanent order.

It is possible that these matters and/or other developments resulting from these matters could lead to a decrease in the market value of the Fund's shares or other adverse consequences to the Fund and its shareholders. However, the Fund's investment adviser believes that these matters are not likely to have a material adverse effect on the Fund or on the adviser's ability to perform its investment advisory services relating to the Fund.